CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 30, 2025, relating to the financial statements and financial highlights of Vident U.S. Bond Strategy ETF, Vident U.S. Equity Strategy ETF, and Vident International Equity Strategy ETF, each a series of ETF Series Solutions, which are included in Form N-CSR for the year ended August 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
December 16, 2025